BANCFIRST CORPORATION

EXHIBIT 21.1

BANCFIRST CORPORATION

SUBSIDIARIES

MARCH 16, 2005

Subsidiaries of BancFirst Corporation

Subsidiary Name	State of Incorporation	Percentage Of Ownership
BancFirst	Oklahoma	100.00%
BFC Capital Trust I	Delaware	100.00%
BFC Capital Trust II	Delaware	100.00%
Century Life Assurance Company	Oklahoma	75.00%
Council Oak Partners, LLC	Oklahoma	100.00%
Wilcox & Jones, Inc.	Oklahoma	100.00%

Subsidiaries of BancFirst

Subsidiary Name	State of Incorporation	Percentage Of Ownership
Council Oak Investment Corporation	Oklahoma	100.00%
Citibanc Insurance Agency, Inc.	Oklahoma	100.00%
BancFirst Agency, Inc.	Oklahoma	100.00%
Lenders Collection Corporation	Oklahoma	100.00%
PremierSource LLC	Oklahoma	50.00%